Exhibit 99.1

Corporate Resource Services Acquires Assets of GT Systems, Inc.

NEW YORK--(BUSINESS WIRE)--April 8, 2010--Corporate Resource Services, Inc. (OTC: ACBT) today announced that it closed on its acquisition of a portion of the assets of GT Systems, Inc. and certain of its affiliates through a private sale by Rosenthal & Rosenthal pursuant to Article 9 of the Uniform Commercial Code. As previously announced, the purchase price is approximately $3 million in cash payable to Rosenthal & Rosenthal over a three-year period. The effective date for the acquisition was April 5, 2010.

The GT Systems companies had unaudited sales of approximately $75 million in 2009 and have offices in New York, Pennsylvania and Florida, as well as other offices throughout the United States. Corporate Resource Services (“CRS”) is acquiring the assets through a newly formed, wholly owned subsidiary and is providing a guarantee of the cash purchase price. In connection with the guarantee, CRS is issuing shares of common stock to Rosenthal & Rosenthal, subject to a repurchase agreement and an escrow arrangement.

“This acquisition came together quite quickly and we are grateful to everyone who helped us in the process,” said Jay Schecter, CEO of Corporate Resource Services. “We are very excited about the prospects for the staffing industry as a whole, and further believe that with everything the GT Systems companies offer and will continue to offer their clients, this acquisition extends CRS’s footprint in the market and provides greater value for our stockholders. We continue to look forward to working with the professionals who are part of the GT companies.”

About Corporate Resource Services, Inc.

Corporate Resource Services, Inc. is a recently formed holding company the principal subsidiary of which is Accountabilities, Inc. CRS is a national provider of diversified staffing, recruiting and consulting services, including temporary staffing services, with a focus on light industrial services and administrative support. The company provides its services across a variety of industries and to a diverse range of clients ranging from sole proprietorships to Fortune 1000 companies. Light industrial services include assignments for warehouse work (such as general laborers, stock clerks, material handlers, order pickers, forklift operators and shipping/receiving clerks), manufacturing work (including production, assembly and support workers, merchandise packers and machine operators), general services (such as maintenance and repair personnel, janitors and food service workers) and distribution. Administrative support services include placements satisfying a range of general business needs including data entry processors, customer service representatives, receptionists and general office personnel.

SAFE HARBOR

This press release contains forward-looking information based on the current expectations of Corporate Resource Services, Inc. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Corporate Resource Services, include those factors that are more specifically set forth in the public filings of Corporate Resource Services with the Securities and Exchange Commission. Actual events or the actual future results of Corporate Resource Services may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Corporate Resource Services expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

CONTACT:
Corporate Resource Services, Inc.
Jay Schecter, 646-443-2380
jschecter@tristateemployment.com